Exhibit 12.1


                       SECURITY CAPITAL GROUP INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)

                                   Nine Months Ended
                                     September 30,                           Year Ended December 31,
                                ----------------------    -----------------------------------------------------------
                                   2000        1999          1999        1998        1997         1996        1995
                                ----------  ----------    ----------  ----------   --------    ----------  ----------
Earnings (loss) from Operations $ 321,275   $ (133,574)   $ (134,135) $ (156,351)  $ 80,732    $   84,128   $(196,871)
Less: Equity in earnings from
    equity investees             (285,872)     (58,376)      (78,899)     71,950   (170,576)     (168,473)    (45,685)
Add: Dividends received from
    equity investees              109,965      119,479       150,756     144,757     110,082       74,652      62,838
Other                                  --           --         2,612       7,124      18,003           --     158,444(b)
                                ---------    ---------     ---------  ----------   ---------    ---------   ---------
Net Earnings(loss)from
 Operations                       145,368      (72,471)      (59,666)     67,480      38,241       (9,693)    (21,274)
Add:
    Interest Expense               88,462      101,333       133,454      82,203     104,434      117,224     103,804
                                ---------    ---------     ---------  ----------    --------    ---------   ---------
Earnings as Adjusted            $ 233,830    $  28,862     $  73,788  $  149,683    $142,675    $ 107,531   $  82,530
                                =========    =========     =========  ==========    ========    =========   =========
Fixed Charges:
    Interest Expense            $  88,462    $ 101,333     $ 133,454  $   82,203    $104,434    $ 117,224   $ 103,804
    Capitalized Interest            1,983        7,603         8,209      26,703      69,883       11,448       4,404
                                ---------    ---------     ---------  ----------    --------    ---------   ---------
    Total Fixed Charges         $  90,445    $ 108,936     $ 141,663  $  108,906    $174,317    $ 128,672   $ 108,208
                                =========    =========     =========  ==========    ========    =========   =========
Ratio of Earnings to
  Fixed Charges                       2.6          0.3(a)        0.5         1.4         0.8          0.8         0.8
                                =========    =========     =========  ==========    ========    =========   =========

(a) The earnings as adjusted were insufficient to cover the fixed charges by $80.1 million. Excluding the $65.3 million Homestead special charge and the $55.2 million provision for loss on investment, the ratio of earnings to fixed charges would be 1.4.
(b) Excludes a one-time non-cash expense item ($158.4 million) incurred in acquiring the Financial Services Division from a related party.